EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-83572 and No. 333-159768) of Ambassadors Group, Inc. of our reports dated March 2, 2010 relating to the consolidated financial statements and the effectiveness of Ambassadors Group, Inc.’s internal control over financial reporting, which appear in this Form 10-K.

BDO Seidman, LLP
Spokane, Washington
March 2, 2010